Exhibit 10.2

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This FOURTH Amendment to Employment Agreement (this “Amendment”) is made and entered as of this 21st day of January, 2016, (the “Amendment Effective Date”) by and between InspireMD, Inc., a Delaware corporation (the “Company”), and Alan W. Milinazzo (the “Executive”) for purposes of amending that certain Employment Agreement dated as of January 3, 2013, as first amended on April 24, 2013, and further amended on January 5, 2015 and June 29, 2015, by and between the Company and the Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 7.5 of the Agreement provides that the parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, the parties hereto desire to amend the Agreement in certain respects.

NOW THEREFORE, pursuant to Section 7.5 of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.          Section 1.3 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 1.3.

1.3           Term of Employment. Unless sooner terminated by either party as provided in Articles IV and V hereunder, the term of this Agreement shall continue until the earlier of June 30, 2016 or the date upon which a new President and/or Chief Executive Officer (or executive performing a similar role) commences employment with the Company (or, if such individual is promoted internally, the date such individual is promoted to the position of President and/or Chief Executive Officer) (the “Term”). During the Term, in addition to the duties set forth in Section 1.1, the Executive shall also perform such services as the Company may request relating to the hiring of a new President and/or Chief Executive Officer (or executive performing a similar role) and the transition of the Executive’s responsibilities and the Company’s matters, files and materials.

2.          Section 2.5 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 2.5:

2.5           Base Salary Modification for Term Remainder.

(a) Notwithstanding the foregoing, the Executive and the Company agree that for the remainder of the Term, the Executive’s base salary shall be paid to him as follows: (i) 50% of his base salary for all days that the Executive works during the Term, at the monthly rate of $18,750, shall be made in cash payments, less applicable taxes and withholdings, payable in accordance with the Company’s regular payroll practices; and (ii) a lump-sum payment equivalent to 50% of his base salary through June 30, 2016, at the monthly rate of $18,750, less applicable taxes and withholdings, payable within twenty (20) business days from the earlier of (x) the Company raising an aggregate of $5 million from investors, and (y) June 30, 2016. For the avoidance of any doubt, the Executive and the Company agree that the payments to be made hereunder are in lieu of the Executive’s entitlement to or receipt of any restricted shares as part of his base salary.

3.          Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

4.          In the event of a conflict between the Agreement and this Amendment, this Amendment shall govern

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IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Employment Agreement as of the Amendment Effective Date.

THE COMPANY:

INSPIREMD, INC.

By:	/s/ Craig Shore
Name:	Craig Shore
Title:	Chief Financial Officer

EXECUTIVE:

/s/ Alan W. Milinazzo
Alan W. Milinazzo